Exhibit 4.17

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE
WITH RESERVATION OF RIGHTS

This Settlement Agreement and Release with Reservation of Rights (“Settlement Agreement”), is made and entered into as of July 9, 2008, by and between Mark Neuhaus (“Neuhaus”), and SulphCo, Inc., a Nevada corporation (“SulphCo”). Neuhaus and SulphCo are referred to herein collectively as the “Parties.”

WHEREAS, Neuhaus has filed suit against SulphCo and Rudolph Gunnerman (“Gunnerman”) in Nevada relating to a Consulting Agreement and Non-Qualified Stock Option Agreement each dated on or about March 22, 2002 (the Consulting Agreement and Non-Qualified Stock Option Agreements are collectively referred to herein as the “March 2002 Agreements”), identified as Mark Neuhaus v. SulphCo, Inc., Rudolph W. Gunnerman, and Does I-X, and Roe Corporations I-10, Defendants; SulphCo, Inc., Counterclaimant v. Mark Neuhaus; Coldwater Capital, LLC, a Nevada limited liability company; and DOES I through X, inclusive, Counterdefendants, in the Second Judicial District Court of the State of Nevada, in and for the County of Washoe, Case No. CV06 02502, Dept. No. 1 (the “Neuhaus Lawsuit”);

WHEREAS, SulphCo has filed suit against Neuhaus in New York, New York, relating to a Non-Qualified Stock Option Agreement dated on or about August 29, 2001 (hereinafter referred to as the “August 2001 Agreement”), identified as SulphCo, Inc. v. Mark Neuhaus, Index No. 602500/07, in the Supreme Court of the State of New York, County of New York, (“New York Lawsuit”); and

WHEREAS, the Parties desire to resolve the disputes identified herein to the extent described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Settlement Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, by executing below, and intending to be legally bound, hereby agree as follows:

1.	CONSIDERATION.

1. SulphCo shall pay to Neuhaus the total consideration of $750,000, such payment to be made as follows:

a.
At the time of execution of this agreement, SulphCo shall pay to Neuhaus, by wire transfer to the trust account of Erickson, Thorpe & Swainston, Ltd., or cashier’s check by check made payable to the trust account of Erickson, Thorpe & Swainston, Ltd., the amount of $250,000.00;

b.
SulphCo shall issue to Neuhaus and his lawyers, Erickson, Thorpe & Swainston, Ltd., and/or their designees, an aggregate number of shares of SulphCo common stock, as calculated herein, valued at $500,000 upon approval by the American Stock Exchange (“AMEX”) of the Additional Listing Application (the “Application”) for such shares as described below. The number of shares issuable hereunder shall be determined by dividing $500,000 by the closing price of SulphCo stock as of the date the Settlement Agreement is executed by the Parties. One-half of the number of shares issuable hereunder shall be issued in the name of Mark Neuhaus and the remaining one-half of shares issuable hereunder shall be issued in the name of Erickson, Thorpe & Swainston, Ltd. Upon determination of the number of shares to be issued, SulphCo shall submit the Application to AMEX to issue such shares. Upon approval of the Application, SulphCo shall issue and deliver the shares to Neuhaus, Erickson, Thorpe & Swainston, Ltd., and/or their designees. Such shares shall be registered by SulphCo in an appropriate registration statement that shall be filed by SulphCo no later than 30 days from the date of execution of this Settlement Agreement. SulphCo shall use its commercially reasonable efforts to cause such registration statement to be declared effective by the Securities and Exchange Commission (the “SEC”) as soon as reasonably possible. Once the SEC declares the registration statement to be effective, SulphCo shall file a final prospectus with the SEC as soon as reasonably possible. Upon the registration of the shares, SulphCo shall cooperate with Neuhaus to submit the shares for DWAC eligibility.

2.
Neuhaus shall dismiss, with prejudice, his claims against SulphCo in the Neuhaus Lawsuit, each party to bear his/its own attorneys’ fees and costs. Such dismissal shall be made by stipulation, if Gunnerman’s counsel will sign such stipulation, or by joint motion for dismissal filed by the Parties, if Gunnerman’s counsel will not sign such a stipulation.

3.
In the Neuhaus Lawsuit, SulphCo shall withdraw: (1) its Writ Of Mandamus filed with the Nevada Supreme Court on or about June 24, 2008; (2) its Opposition to Plaintiff’s Motion to Amend Complaint, which was filed on or about Friday, June 27, 2008, and; (3) its Motion for Summary Judgment submitted to the Court on or about June 2, 2008.

4.	SulphCo shall dismiss, with prejudice, the New York Lawsuit, by stipulation or other appropriate method, each party to bear its/his own attorneys’ fees and costs;

5.
The Parties acknowledge that in accordance with NRS 17.245, this Settlement Agreement does not include Neuhaus’ claims against Gunnerman that were made or could have been made in the Neuhaus Lawsuit, and that Neuhaus intends to proceed with his claims against Gunnerman in the Neuhaus lawsuit. The Parties agree that if Neuhaus prevails against Gunnerman in the Neuhaus Lawsuit or Neuhaus and Gunnerman reach a settlement relating to such claims and Gunnerman seeks indemnification for such claims against SulphCo, then Neuhaus and his attorneys, Erickson, Thorpe, and Swainston, Ltd., shall defend such claims on behalf of SulphCo, at Neuhaus’ sole expense. In the event of such action, SulphCo shall reasonably cooperate with Neuhaus’ counsel in any such defense. Neuhaus agrees, until the final resolution of such indemnification claim by Gunnerman against SulphCo, to the extent any such judgment or settlement is not otherwise covered by any insurance benefiting Gunnerman or SulphCo, not to enforce any such judgment against Gunnerman. If Gunnerman prevails against SulphCo in any such action seeking indemnification from SulphCo relating to the March 2002 Agreements, then Neuhaus expressly agrees that he will not attempt to execute upon his judgment against Gunnerman. The Parties agree and acknowledge that the intent of the provisions in this Article 5 is that, in consideration for SulphCo agreeing to settle its claims with Neuhaus at this time and pursuant to the terms described herein, SulphCo shall not be responsible to make any payments to Gunnerman to indemnify him for any liability to Neuhaus relating to the March 2002 Agreements. This provision does not prevent Neuhaus from seeking payment or coverage from any insurance policy benefiting Gunnerman and/or Neuhaus, and is not intended to prevent or preclude coverage by any insurer for the alleged errors or omissions of Gunnerman referable to the Neuhaus claim, so long as SulphCo does not incur any cost, expense, or damages as a result of such insurance payment.

2.	RELEASE.

2.1  Except as otherwise provided herein with respect to his reservation of rights as against Gunnerman, and except as expressly provided in this Settlement Agreement regarding Neuhaus’s ability to seek coverage or payment from any errors or omissions insurance policy benefiting Gunnerman and/or Neuhaus, Neuhaus agrees to fully release, acquit and forever discharge SulphCo, and all of its persons, firms, associations, corporations, partnerships, subcontractors, employees, insurers, attorneys, officers, directors, shareholder, partners, affiliates, successors-in-interest, predecessors-in-interest, and anyone or any entity related thereto, (with the exception of Gunnerman, as noted below), from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise, relating to March 2002 Agreements and any claims that were brought, or should have been brought, in the Neuhaus Lawsuit. This release does not apply to Neuhaus’ claims against Gunnerman in the Neuhaus Lawsuit, which claims shall survive and be unaffected by this Settlement Agreement and does not prohibit Neuhaus from seeking payment or coverage from any insurance policy benefiting Gunnerman and/or Neuhaus so long as SulphCo does not incur any cost, expense, or damage as a result of such insurance payment.

2.2 SulphCo agrees to fully release, acquit and forever discharge Neuhaus from all known or unknown, revealed and concealed, contingent and non-contingent claims, actions, causes of action, and suits for damages, at law or in equity, filed or otherwise, relating to the August 2001 Agreement and any claims that were brought, or should have been brought, in the New York Lawsuit.

3.	CONFIDENTIALITY.

3.1 The Parties agree that the terms of this Settlement Agreement shall remain confidential. Except as ordered by a Court of Competent Jurisdiction or as otherwise required by law (in SulphCo's case, based on the advice of SEC counsel to the company), the Parties and their counsel will make no disclosure to any third party of the terms of this Settlement Agreement and agree to treat as completely confidential the amount of the consideration for the settlement between the Parties and the terms of the Settlement Agreement. It will not constitute a violation of this paragraph if the Parties indicate that a settlement was reached between the Parties, so long as there is no disclosure revealing any specific term, consideration, or element of consideration given. It is also understood that the Parties may discuss these matters with their attorneys and accountants and may reflect this settlement upon income tax or other necessary accounting documents. If the terms of this Settlement Agreement arise as an issue in Neuhaus’ prosecution of his case against Gunnerman, Neuhaus may provide this Agreement to the Court for its utilization.

4.	GENERAL PROVISIONS.

4.1  This Settlement Agreement and the releases herein shall inure to the benefit of the Parties and releasees, their respective agents, affiliates, partners, shareholders, successors, predecessors, assigns, and other legal representatives, except as otherwise expressly stated herein with respect to Gunnerman.

4.2  It is understood and agreed that the Parties hereto have not been influenced to any extent whatsoever in entering into this Settlement Agreement and/or in making the releases herein by any representative, agent or employee of an adverse party, or by any attorney, person or persons representing or employed by the undersigned, and that this Settlement Agreement and the releases herein are entered into freely and voluntarily.

4.3  The Parties hereto have received the independent advice of their respective attorneys prior to the execution hereof.

4.4 This Settlement Agreement is a settlement and release of disputed claims and does not constitute an admission of liability or responsibility on the part the Parties.

4.5 The terms of this Settlement Agreement are contractual and not a mere recital. The Parties hereto further declare that this entire Settlement Agreement has been carefully read, that the contents thereof are fully known and understood and that the said Settlement Agreement is signed as a free and voluntary act of the undersigned.

4.6  This Settlement Agreement shall be construed and interpreted, and the rights and obligations of the Parties hereto determined, in accordance with the laws of the State of Nevada. The Parties consent to the jurisdiction of the courts of the State of Nevada as to any issues related to this Settlement Agreement, including the validity, enforceability, or interpretation thereof, which require judicial resolution.

4.7 If the Parties have any dispute over the terms of this Settlement Agreement, they shall first submit such dispute to Honorable Jerry Carr Whitehead for mediation.

4.8  This document constitutes the entire Settlement Agreement between the undersigned, except that the terms and provisions of the “Settlement Agreement Dated June 27, 2008,” may be referred to for any clarification of the terms of this Settlement Agreement and Release. Each Party cooperated in drafting this Settlement Agreement. It should not be construed against either of the Parties.

4.9  If any legal action is brought to enforce the terms and conditions of this Settlement Agreement, the prevailing party shall be entitled to an award of attorneys’ fees and costs incurred therefor.

4.10 This Settlement Agreement may be executed in counterparts, each of which shall constitute an original.

IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement and Release on the following date(s).

Date: ______________________	Mark Neuhaus

Date: ______________________	SULPHCO, INC.

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